EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2012 on the consolidated financial statements of Wellesley Bank as of December 31, 2011 and 2010, and for the years then ended, appearing in the Annual Report of Wellesley Bancorp, Inc. on Form 10-K for the year ended December 31, 2011.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
September 28, 2012